PURCHASE AND SALE AGREEMENT
     PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of the 22nd day of October, 1997, by and between FRAMINGHAM CORPORATE CENTER LIMITED PARTNERSHIP, a Massachusetts limited partnership, having an office c/o Dean Witter Realty Inc., Two World Trade Center, 64th Floor, New York, New York 10048, (the "Seller"), and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a
Massachusetts   corporation,  having   an   address   at    c/o
Cornerstone  Real Estate Advisers, Inc., One Financial  Plaza,
Suite    1700,   Hartford,   Connecticut    06103-2604    (the
"Purchaser").
W I T N E S S E T H
     WHEREAS, the Seller is the owner of the real property at the Framingham Corporate Center known and numbered as 492 Old Connecticut Path, Framingham, Massachusetts.
     WHEREAS, the Seller and the Purchaser have entered into negotiations wherein the Purchaser expressed its intent to purchase the Property (as defined herein) from the Seller and the Seller expressed its intent to sell the Property to the Purchaser; and
     WHEREAS, the Seller and the Purchaser now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, the Seller shall sell the Property to the Purchaser and the Purchaser shall purchase the Property from the Seller.
     NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:
          Sale of the Property.
The Seller agrees to sell and convey to the Purchaser, and the Purchaser agrees to purchase from the Seller, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land described in
Schedule 1 hereto (the "Land") listed thereon as owned by  the
Seller,   together   with     (i)  all   buildings   and   other
improvements,  including at least 575 parking spaces  situated on
the  Land  (collectively,  the  "Buildings"),  (ii)    all
easements, rights of way, reservations, rights, privileges, appurtenances, and other estates and rights of the Seller pertaining to the Land and the Buildings, and (iii) all right, title and interest of the Seller in and to all furniture, supplies, appliances, tools, fixtures, machinery, equipment, supplies and other articles of personal property located on or about or attached or appurtenant to the Land or the Buildings, or used in connection therewith (collectively, the "Personal Property"), and (v) all right, title and interest of the Seller, if any, in and to the trade names of the Buildings (the Land, together with all of the foregoing items listed in clauses (i)-(v) above being hereinafter sometimes referred to as the "Property").
                    Excluded Property.
          Specifically excluded from the Property and this sale are all items of personal property not described in
Section 1 (and all personal property of tenants under the Leases) and the items described in Schedule 2 annexed hereto and made a part hereof.
                    Closing Date.
          The delivery of the Deed and the consummation of the
transactions   contemplated  by   this   Agreement     (the
"Closing") shall take place at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, at 10:00 A.M. on December 3, 1997 (the "Closing Date") or such earlier or later date as the Seller and Purchaser may agree in writing.
          Purchase Price.
     The purchase price to be paid by the Purchaser to the Seller for the Property (the "Purchase Price") is Twenty-Six
Million   Fifty  Thousand  and  00/100  Dollars  ($26,050,000)
payable as follows:
               (a)  Four  Hundred  Thousand  and  00/100  Dollars
     ($400,000)   (the   "Downpayment")   shall   be   payable
simultaneously with the execution and delivery of this Agreement, by delivery to First American Title Insurance Company (the "Escrow Agent") of a certified or bank check drawn on or by a bank which is a member of the New York Clearing House Association (a "Clearing House Bank") or by wire transfer of immediately available funds to the Escrow Agent's account as set forth in the Escrow Agreement. The Downpayment shall be held in an interestbearing account and disbursed by the Escrow Agent in accordance with the terms of Section 15. At the Closing, the Deposit shall be delivered to the Seller and such amount shall be credited against the portion of the Purchase Price payable pursuant to Section 2(d);
          (b) If that certain Standard Communications Site Lease Agreement dated as of September 18, 1997, by and between Seller, as Landlord, and Omnipoint Communications MB Operations, Inc., as Tenant (the "Antennae Lease"), has not been executed and delivered by the Closing Date and the "Rent Commencement Date" (as defined in the Antennae Lease) has not occurred on or before the Closing Date, then Four Hundred Thousand and 00/100 Dollars ($400,000) of the Purchase Price shall be paid by Purchaser to the Escrow Agent under that certain
Antenna Escrow Agreement attached hereto as Exhibit A, to be paid to Seller or Purchaser as therein provided;
               (c)  Seller  shall  pay  for  all  leasing   costs
associated with the Omnipoint Communications antenna lease, CDI lease for 2,464 square feet on the third floor and the CIO Communications lease for 4,744 square feet on the second floor, and Seller shall furnish evidence reasonably satisfactory to
the  Purchaser  that     such
payments have been made on or before the Closing Date. Purchaser shall receive a credit against the Purchase Price of $110,000 at Closing for costs associated with resurfacing the parking deck, as described in Exhibit B.
          (d) The balance of the Purchase Price (i.e., the Purchase Price minus the credit set forth in Section 2(a) above), plus or minus the apportionments set forth in Section 3, shall be paid at the Closing by bank wire transfer of immediately available funds to the Seller's account or to the account or accounts of such other party or parties as may be designated by the Seller on or before the Closing Date.
          Apportionments
     The following shall be apportioned between the Seller and the Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date (the "Adjustment Date"):
               (a)  fixed or base rents ("Rents") which have
been
prepaid, security deposits referred to in Section 8(e), Rents for the month in which the Closing occurs and Additional Rents and other amounts paid by tenants applicable to periods which expire after the Closing Date, which have been received by Seller;
               (b)  real  estate  taxes, special assessments
(but
only any installment relating to the period in which the Adjustment Date occurs), water charges, sewer rents and charges and vault charges, if any, on the basis of the fiscal years (or applicable billing period if other than a fiscal year), respectively, for which same have been assessed;
               (c)  value of prepaid fuel belonging to the
Seller
stored on the Property, at the Seller's cost, including any taxes, on the basis of a statement from the Seller's suppliers;
               (d)  charges and payments under Contracts that
are
being assigned to the Purchaser pursuant to the terms of this Agreement and listed on Schedule 3 hereto or permitted renewals or replacements thereof;
               (e)   any   prepaid   items,   including,
without
limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees;
               (f)  utilities, to the extent required  by
Section
     3.4;
               (g)  deposits  with  telephone  and  other
utility
companies, and any other persons or entities who supply goods or services in connection with the Property if same are assigned to the Purchaser at the Closing;
               (h)  personal property taxes, if any, on the
basis
     of the fiscal year for which assessed;
               (i)  all other revenues from the operation  of
the
     Property  other   than   Rents  and   Additional   Rents
(including, without limitation, parking charges, tenant direct electrical reimbursements, HVAC overtime charges, and telephone booth and vending machine revenues);
               (j)  New  Lease  Expenses as  provided  in
Section
     10.1.2; and
          (k) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in Middlesex County, Massachusetts.
                    Taxes.

     If   the   amount  of  real  estate  taxes,  special
assessments or other taxes for the Property for the fiscal year during which Closing occurs is not finally determined at the Adjustment Date, such taxes shall be apportioned on the basis of the full amount of the assessment for such period (or the assessment for the prior tax period if the assessment
for the current  tax period   is  not  then  known)  and  the
rate  for the
immediately prior tax year, and shall be reapportioned as soon as the new tax rate and valuation, if any, has been finally
determined.   If  any  taxes  which  have   been apportioned
shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be equitably apportioned between the parties hereto.
          Rents.
                    Arrearages.
          If on the Closing Date any tenant is in arrears in the payment of Rent or has not paid the Rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any Rents received by the Purchaser or the Seller from such tenant after the Closing shall be applied to amounts due and payable by such tenant in the manner specified by such tenant, provided, that, if the tenant does not so specify, such Additional Rents shall be applied to amounts due and payable by such tenant
during the following     periods  in  the  following   order
of
     priority: (i)  first, to the month  in  which  the
Closing   occurred,  (ii)  second,  to  the   months following
the month in which the Closing occurred and (iii) third, to the month preceding the month in which the Closing occurred. If Rents or any portion thereof received by the Seller or the Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party (to the extent not collected from or reimbursed by tenants).
                    Additional Rents.
          If any tenants are required to pay percentage rent, escalation charges for real estate taxes, parking charges, operating expenses and maintenance escalation charges, cost-of-
living  increases        or
other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by the Purchaser from a tenant after the Closing Date, then such Additional Rents shall be applied to amounts due and payable by such tenant in the manner specified by such tenant, provided, that, if the tenant does not so specify, such Additional Rents shall be applied to amounts due and payable by such tenant during the following periods in the following order of priority: (i) first, to the month in which the Closing occurred, (ii) second, to the months following the month in which the Closing occurred, and (iii) third, to the months preceding the month in which the Closing occurred. If Additional Rents or any portion
thereof received by  the  Purchaser after         the Closing are
due and payable to the Seller
by  reason of this allocation, the appropriate  sum, less
a   proportionate  share  of  any  reasonable
attorneys' fees and costs and expenses expended in connection with the collection thereof, (to the extent not collected from or reimbursed by tenants) shall be promptly paid to the Seller.
Collection After the Closing.
               After the Closing, the Seller shall continue to
have      the right, in its own name, to demand  payment
     of        and   to  collect  Rent  and  Additional   Rent
arrearages  owed to the Seller by any tenant,  which right
shall include, without limitation, the  right
to continue or commence legal actions or proceedings against
any   tenant  (but   which   right   shall specifically  exclude
any right to terminate any Lease). The Purchaser agrees to cooperate with the Seller in connection with all efforts by the Seller to collect such Rents and Additional Rents and to take all steps, whether before or after the Closing
     Date,          as  may be reasonably necessary to carry  out
the intention of the foregoing, including, without limitation, the delivery to the Seller, upon demand, of any relevant books
and records  (including  any Rent       or Additional Rent
statements, receipted bills
and  copies of tenant checks used in payment of such Rent
or Additional Rent), the execution of any  and
all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Rents and Additional Rents by the Seller, provided that the cooperation required pursuant to this sentence shall not require the Purchaser to be a party to any legal action against any tenant. If for any fiscal period which includes the Adjustment Date tenants are paying Additional Rent based upon estimates  prepared by the Seller,  such  Additional Rents
shall  be  reapportioned  when  the   actual
     expenses for the fiscal period are known.
          Water.
     If there is a water meter on the Property, the Seller shall furnish a reading to a date not more than thirty (30) days prior to the Closing Date, and the unfixed water charges and sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.
          Utilities.
     The Seller will attempt to obtain final cut-off readings of fuel, telephone, electricity, and gas to be made as of the Adjustment Date. The Seller shall pay the bills based on such readings promptly after the same are rendered.
If arrangements cannot be made for  any  such
cut-off reading, the parties shall apportion the charges for such services on the basis of the bill therefor for the most recent billing period prior to the Adjustment
Date,  and          when final bills are rendered for the  period
which  includes  the  Adjustment  Date  the  Seller    and
Purchaser      shall promptly readjust the apportionments  in
     accordance with such final bills.
                    Post-Closing Adjustments.
          The items set forth in this Section 3 shall be apportioned at the Closing by payment of the net amount of such apportionments to the Seller in the manner set forth herein for the payment of the Purchase Price if the net apportionment is in favor of the Seller or by a credit
against   the  Purchase   Price   if    the  net
apportionment is in favor of the Purchaser. However, if any of the items subject to apportionment under the foregoing
provisions  of  this  Section  3  cannot          be
apportioned  at the Closing because of the unavailability of
the   information   necessary   to   compute   such
apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the
Closing, then such item shall be reapportioned and such   errors
and  omissions  corrected   as     soon      as
practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one year after the Closing Date. Notwithstanding any of the foregoing provisions of this Section 3.5 to the contrary, the Purchaser and the Seller agree that the one year limitation set forth in this Section 3.5 shall not apply to the parties' obligations under Sections 3.1 and 3.2 and that such obligations shall survive the Closing for a period of two
(2) years.
          Due Diligence Period.
     Notwithstanding   anything  to  the  contrary     contained
herein, the Purchaser shall have a thirty (30) day period commencing on the date hereof (the "Due Diligence Period") to examine title to the Property, to inspect the physical and
financial   condition  of  the  Property  to   determine    the
Property's  compliance  with applicable  law,  to  review  the
Property   Information.   Neither  the   Purchaser     nor  the
Purchaser's Representatives shall contact any of the Seller's tenants, vendors, employees, consultants or contractors prior to the Closing without obtaining the Seller's prior written
consent  in  each  instance,  which  consent  shall   not
be
unreasonably withheld or delayed.
                    Access to the Property.
          During the Due Diligence Period, the Purchaser and the Purchaser's Representatives shall have the right to enter
upon  the  Property  for  the  sole  purpose      of
inspecting the Property and making surveys, soil borings, engineering tests and other investigations, inspections and tests (collectively, "Investigations"), provided (i) the Purchaser shall give the Seller not less than one (1) business days' prior written notice before each entry, (ii) the first such notice shall include sufficient information to permit the
Seller to review the  scope  of the   proposed  Investigations,
and  (iii)  neither  the Purchaser  nor  the  Purchaser's
Representatives   shall permit any borings, drillings or
samplings to be done on the Property without the Seller's prior written consent, which consent shall not be unreasonably
withheld  or delayed.    Any   entry  upon  the   Property  and
all
Investigations  shall  be  during  the  Seller's   normal
business hours and at the sole risk and expense of the Purchaser and the Purchaser's Representatives, and shall not interfere with the activities on or about the
Property of the Seller, its tenants and their employees and invitees. The Purchaser shall:
     (a) promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition as that which existed prior to such Investigations;
     (b)   fully comply with all Laws applicable  to the
Investigations   and  all   other  activities
     undertaken in connection therewith;
     (c)  permit the Seller to have a representative present
during    all   Investigations     undertaken
     hereunder;
          (d) take all actions and implement all protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Property pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of the Seller or other persons;
     (e) if requested by the Seller, furnish to the Seller, at no cost or expense to the Seller, copies of all surveys, soil
test results,  engineering, asbestos,        environmental  and
other  studies and
reports relating to the Investigations which the Purchaser shall obtain with respect to the Property promptly after the Purchaser's receipt of same;
     (f) maintain or cause to be maintained, at the Purchaser's expense, a policy of comprehensive general public liability insurance with a combined single limit of not less than
$1,000,000     per
occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the minimum amount of $3,000,000, insuring the Purchaser and the Seller and certain of Seller's Affiliates listed on Schedule
4,  as  additional  insureds,
against  any  injuries  or  damages  to  persons  or property
that may result from or are related to  (i) the     Purchaser's
and/or    the     Purchaser's Representatives' entry upon the
Property,  (ii)  any Investigations   or   other   activities
conducted
thereon, and (iii) any and all other activities undertaken by the Purchaser and/or the Purchaser's Representatives in connection with the Property, and deliver evidence of such insurance policy to the Seller at the earlier of ten (10) days after the date of this Agreement or the first entry on the Property; and
     (g) not, at any time, contact or communicate with any tenant of the Property for any reason whatsoever without the prior written approval of the Seller, which approval shall not be unreasonably withheld or delayed, which communications, whether by telephone, in writing or in person, Seller or its designee shall have the right to be present at or otherwise participate in.
          (h)   indemnify  the Seller  and  the  Seller's
Affiliates and hold the Seller and the Seller's Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses
(including  without limitation   attorneys'  fees  and
disbursements), suffered  or incurred by the Seller or  any  of
the Seller's  Affiliates  and  arising  out  of  or         in
     connection   with  (i)  the  Purchaser  and/or    the
     Purchaser's   Representatives'   entry   upon     the
Property,   (ii)   any   investigations   or   other activities
conducted thereon by the Purchaser or the Purchaser's Representatives, and (iii) any liens or encumbrances filed or recorded against the Property as a consequence of
Purchaser's  or  Purchaser's Representatives investigations.
     The provisions of this Section 4.1 shall survive the termination of this Agreement and the Closing.
          Purchaser's Termination Notice.
     Subject  to the provisions of the last paragraph  of this
Section   4.2, the Purchaser shall have the right  to
elect to terminate this Agreement by giving written notice (the "Purchaser's Termination Notice") of such election to
the  Seller  at  any  time  prior  to   the
expiration of the Due Diligence Period if the Purchaser shall determine (in the exercise of its reasonable discretion) that any of the following conditions to termination are met as of the date of  the  Purchaser's Termination  Notice,  in
which event  the  provisions  of Section     14.1 shall apply:
          (a)  The Purchaser shall have determined, based upon
a   site   assessment  study   conducted          at
Purchaser's   sole   expense  by  (i)   Loitherstein
Environmental  Engineering,   Inc.,    (ii)  GZA
GeoEnvironmental, Inc., or (iii) Dames & Moore, Inc., each of the foregoing firms being a qualified engineering firm or environmental firm selected by Purchaser and pre-approved by Seller, that there is (yy) oil, ash substances, hazardous substances, hazardous materials, hazardous or toxic waste, or friable and accessible asbestos-containing materials present on the Property, or (zz) lead in the drinking water or radon or other contaminants in the Building's indoor air, in the case of (yy) or (zz) in an amount which would require remediation under the applicable environmental laws costing, when aggregating all required remediation under (yy) and (zz) above, in excess of Twenty-Five Thousand and
00/100 Dollars ($25,000) or, if no remediation is required under applicable environmental laws, which would have a substantial and material adverse impact on the value of the Property.
          (b)  The Purchaser shall have determined, based upon
a   final  engineering  study  covering the
Buildings and any other existing structures on the Property, that there are material defects in any
roof,   foundation,   sprinkler  mains,   structural elements
and masonry walls of any of the  Buildings or          related
heating,   ventilating   and  air-
     conditioning,  electrical,  sanitation,  water,
or
     mechanical systems.
     (c) The Purchaser shall have determined, based upon a legal opinion from its special counsel or a letter from Day, Berry & Howard setting forth with sufficient specificity the nature of the violation, that the Land or Buildings as presently constructed and used violate in a material respect applicable
federal or state law or governmental regulation,       or
local ordinance, order or regulation, including  but not  limited
to   laws, regulations  or  ordinances relating  to  land  use, zoning, building use and occupancy, subdivision control, fire protection, public health and safety, wetlands protection and protection of the environment.
          (d)  The Purchaser shall have determined  that
the Leases, the income and expenses and property tax bills for the Property do not conform in all material respects to
the information  contained         in
     the  Confidential Offering Memorandum,  prepared       by
     the       Broker,  or  the  Leases  contain  terms
not
disclosed in the Confidential Offering Memorandum, but which terms materially adversely effect (i) the ability to use the
Property as currently  used,       or
     (ii) the value of the Property.
          (e)  The Purchaser shall have determined  that
     the       Contracts  are  not  in  form  and   substance
reasonably  acceptable  to the  Purchaser.   If  any Contracts
are not reasonably acceptable to the Purchaser, the Purchaser shall notify the Seller which Contracts are not
acceptable to the Purchaser and         the       reasons
therefor.   Any  so  identified
Contracts which Seller agrees to terminate or accept financial responsibility for on the Closing Date shall not give rise
to a right of termination          by
     Purchaser hereunder.
     If for any reason whatsoever the Seller shall not have received the Purchaser's Termination Notice prior to the expiration of the Due Diligence Period, the Purchaser shall be
deemed to have irrevocably waived the right       of
termination  granted  under this Section  4.2,  and  such right
of  termination shall be of no  further  force         or
effect.
     Purchaser's Termination Notice shall state with sufficient particularity the conditions precedent to the Purchaser's obligation to purchase the Property which have not been satisfied and the Seller shall have the option, exercisable by giving written notice of such exercise to the Purchaser within seven (7) days of the Seller's receipt of the Purchaser's Termination Notice, to elect to use reasonable efforts (the cost of which shall not exceed $25,000 in the aggregate) to cause the satisfaction of such unsatisfied conditions precedent specified in Purchaser's Termination Notice, in which event this Agreement shall not terminate as a
result         of
the Purchaser delivery of the Purchaser's Termination Notice, provided that in no event shall the Closing Date be extended for more than forty-five (45) days.

          In the event that the Purchaser has not delivered a Purchaser's Termination Notice and provided that the Purchaser is not in default under this Agreement, upon written notice from the Purchaser describing the presence of any of the substances set forth in Section 4.2(a)(yy) in an amount which would require remediation under applicable environmental laws costing, in the aggregate, $25,000 or less, which notice shall be
accompanied by the environmental   report   substantiating   such
required
remediation, the Seller shall remediate such condition in accordance with applicable Laws on or before the Closing Date and pay the costs of such remediation up to but not exceeding $25,000. In the event that such remediation cannot reasonably be completed by the Seller or its contractors on or before the Closing Date, the Seller shall have the right to adjourn
the Closing Date one          or
more  times  up  to  45 days in order  to  complete  such
remediation.
                    Estoppel Certificates.
               Promptly  after  execution  and  delivery  of
this
Agreement,  the  Seller  agrees to  request  an  Estoppel
Certificate  from each tenant under a Lease,  but  in       no
event shall it be deemed to be an obligation of the Seller under this Agreement to obtain executed Estoppel Certificates except for Estoppel Certificates from the following four (4) tenants: (i) TJX Companies; (ii) International
Communications, Inc., (iii) International Data Group, Inc., and (iv) CIO Communications, Inc. (collectively, the "Required Tenants"), which Estoppel Certificates shall be
delivered to Purchaser  prior      to
Closing. The Estoppel Certificates shall be in the form annexed hereto as Exhibit J and made a part hereof; provided, however, if any tenant, except the Required Tenants, is required or permitted under its Lease to make different statements in a certificate of such nature than are set forth
in  Exhibit J, prior  to  requesting         an
Estoppel Certificate from such tenant, the Seller may modify the Estoppel Certificate for such tenant, except the Required Tenants, to set forth only the statements required under such tenant's Lease to be made by such tenant in such a certificate.
                    Work Product.
          The  Seller has delivered to the Purchaser,  at  its
sole  expense, legible copies of the documents listed       in
     Exhibit C attached hereto.
                    Performance/Maintenance.
               The  Seller  shall  use  all reasonable  efforts
to
operate the Building and maintain the Property in the normal course of business through and including the Closing Date.
          Title.
     The Seller shall convey and the Purchaser shall accept title to the Property subject to those matters set forth on
Schedule 5 hereto (collectively the "Permitted Encumbrances"). The Seller shall deliver to the Purchaser, at the Purchaser's expense, within five (5) days after the execution of this Agreement a commitment for an owner's fee title insurance policy with respect to the Property (the "Title Commitment") from First American Title Insurance Company (the "Title Company"), together with true and complete copies of all instruments giving rise to any defects or exceptions to title to the Property. The Seller has delivered to the Purchaser, at the Purchaser's expense, an as-built survey ("Survey") of the Land and Building dated September 26, 1997 and prepared by Norwood Engineering Co., Inc. in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992. The Purchaser may elect to have the Seller's Survey updated and recertified at the Purchaser's sole cost and expense.
               Unacceptable Encumbrances.
     If the Title Commitment or the Survey indicate the existence of any liens or encumbrances (collectively, "Liens") or other defects or exceptions in or to title to the Property other than the Permitted Encumbrances (collectively, the "Unacceptable Encumbrances") subject to which the Purchaser is unwilling to accept title (excluding the Right of First Refusal which shall be governed by
Section 5.7 hereof) and the Purchaser gives the Seller notice of the same within five (5) Business Days after the date hereof, the Seller shall undertake to eliminate the same (or to arrange and pay for title insurance satisfactory to the Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property) subject to Section 5.2. The Purchaser hereby waives any right the Purchaser may have to advance as objections to title or as grounds for the Purchaser's refusal to close this transaction
any  Unacceptable  Encumbrance   which   the Purchaser does not
notify the Seller of within  such  ten (10)  day period unless
(i) such Unacceptable Encumbrance was first raised by the Title Company subsequent to the date of the Title Commitment or the Purchaser shall otherwise first discover same or be advised of same subsequent to the date of the Title Commitment or the Survey, respectively, and (ii) the Purchaser shall notify the Seller of the same within five (5) days after
the Purchaser   first  becomes  aware  of  such  Unacceptable
Encumbrance.   The  Seller, in its sole  discretion,  may adjourn
the  Closing one or more times for up  to  sixty (60)   days  in
the  aggregate  in  order  to  eliminate Unacceptable
Encumbrances.
Removal of Unacceptable Encumbrances.
     The Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances not waived by the Purchaser or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property; except that the Seller shall satisfy Unacceptable Encumbrances which are (i) mortgages (other than the Continuing Mortgage), and past due real estate taxes and assessments secured by or affecting the Property, and (ii) judgments against the Seller or
other Liens   secured  by  or  affecting  the  Property     which
judgments and other Liens can be satisfied by payment of liquidated amounts not to exceed $50,000 in the aggregate for all such judgments and other Liens.  The Seller  may eliminate
any  such  Unacceptable  Encumbrance  by   the payment of amounts
necessary to cause the removal thereof
of record, by bonding over such Unacceptable Encumbrance in a manner reasonably satisfactory to the Purchaser or by arranging and paying for title insurance satisfactory to the Purchaser insuring against enforcement of such Unacceptable Encumbrance against, or collection of the same out of, the Property.
               Options Upon Failure to Remove Unacceptable Liens.
          If        the  Seller  is  unable  or  is  not
otherwise
obligated (pursuant to Section 5.2) to eliminate all Unacceptable Encumbrances not waived by the Purchaser, or to bond over in a manner reasonably satisfactory to the Purchaser any Unacceptable Encumbrances not waived by the Purchaser, or to arrange and pay for title insurance acceptable to the Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property, and to convey title in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 5.1), the Purchaser shall elect on the Closing Date, as its sole remedy for such inability of the Seller, either (i) to terminate this Agreement by notice given to the Seller pursuant to Section 14.1, in which event the provisions of Section 14.1 shall apply, or
(ii) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.
               Use of Purchase Price.
          If on the Closing Date there may be any Liens or other encumbrances which the Seller must pay or discharge in order to convey to the Purchaser such title as is herein provided to be conveyed, the Seller may use any portion of the  Purchase Price  to  satisfy  the  same, provided:
               (a)   the Seller shall deliver to the Purchaser or
the Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record together with the cost of recording or filing said instruments; or
               (b)   the Seller, having made arrangements with
the Title Company, shall deposit with said company sufficient moneys acceptable to said company to insure the obtaining and the recording of such satisfactions.
               Franchise Taxes.
          Any franchise or corporate tax open, levied or imposed against the Seller or other owners in the chain of title that may be a Lien on the Closing Date shall not be an objection to title if the Title Company omits same from the title policy issued pursuant to the Title Commitment. Transfer Taxes; Title Insurance Premiums.
          At the Closing, the Seller shall pay all transfer and recording taxes (the "Transfer Tax Payments") imposed pursuant to the Laws of the Commonwealth of Massachusetts or any other governmental authority in respect of the transactions contemplated by this Agreement by delivery to the Title Company of sufficient funds to pay such taxes together with any return (the "Transfer Tax
Return") required thereby which shall be duly executed by the Seller and the Purchaser to the extent required by applicable
law.   At the Closing, the premiums  due  the Title  Company to
obtain title insurance policies in the form contemplated by the Title Commitment (as the same may be amended pursuant to this Agreement), the cost of obtaining the survey and other Closing-related expenses shall be paid in the manner set forth on
Schedule  6 hereto.
                    Purchaser Termination Option.
          Notwithstanding anything to the contrary herein, the Purchaser shall have the right, in its sole and absolute discretion, to elect to terminate this Agreement by giving written notice to the Seller within five (5) Business Days of the date hereof that the Purchaser has determined that it is unwilling to accept title to the Property subject to that certain Notice of Right of First Refusal dated March 25, 1983 executed by the Trustee of Summit Point Trust and recorded as Instrument No. 227 of June 17, 1983 and the Right of First Refusal referred to therein (the "Right of First Refusal"), modified by affirmative insurance from the Title Company to the effect that the Right of First Refusal has expired, in which event the provisions of Section 14.1 shall apply.
          If  for  any reason whatsoever the Seller shall  not
have   received  such  a  termination  notice  from    the
Purchaser prior to the expiration of such five (5) Business Day period, the Purchaser shall be deemed to have irrevocably waived the right of termination granted under this
Section 5.7, such right of termination  shall be  of no further
force or effect, and the Right of First Refusal,   as  modified
by  the  affirmative     insurance
described above, shall be deemed a Permitted Encumbrance to the same extent as if listed on Schedule 5 hereto except to the extent that the Right of First Refusal has been released of record.
Representations and Warranties of the Seller.
     The  Seller  represents and warrants to the Purchaser  as
follows:
          (a) The Seller is a duly formed and validly existing limited partnership organized under the laws of the Commonwealth of Massachusetts and is qualified under the laws of the Commonwealth of Massachusetts to conduct business therein.
          (b) The Seller has the full, legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by the Seller pursuant to this Agreement (collectively, the "Seller's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Seller's Documents.
          (c) This Agreement and the Seller's Documents do not and will not contravene any provision of the limited partnership agreement of the Seller, any judgment, order, decree, writ or injunction issued against the Seller, or, to the Seller's actual knowledge, any provision of any laws  or  governmental  ordinances,  rules,  regulations, orders
or   requirements  (collectively,  the  "Laws")
applicable  to  the  Seller.   The  consummation  of  the
transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Seller under any agreement to which the Seller or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Seller.
          (d)       The  Seller  has no actual  knowledge  of
any
leases, licenses or other occupancy agreements affecting any portion of the Property (collectively, the "Leases") on the date  hereof, except for the  Leases  listed  in Schedule  7
annexed hereto and made a part  hereof.      To
Seller's actual knowledge, the copies of the Leases furnished by the Seller to the Purchaser are true and
complete.   To the Seller's actual knowledge, the  Leases are  in
full force and effect, without any material default by the Seller thereunder. To the Seller's actual knowledge, except as listed on Schedule 7, the Seller has not given or received any notice of default which remains uncured or unsatisfied, with respect to any of the Leases.
          (e) To the Seller's actual knowledge, there are no pending actions, suits, proceedings or investigations to which the Seller is a party before any court or other governmental authority with respect to the Property owned by the Seller except as set forth on Schedule 8 hereto.
          (f) Except as disclosed on Schedule 9 hereto, since the date the Seller acquired legal and beneficial title to the Property (i) to Seller's actual knowledge, neither Seller nor any third party has engaged in the generation, use, manufacture, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined) on the Property in violation of
Applicable Environmental Law (as hereinafter   defined),  the
cost   of   correction        or
remediation of which would have a material adverse effect upon the value of the Property, and (ii) to Seller's actual knowledge, neither Seller nor any third party has received
any   written  notice  from  any  governmental
authority having jurisdiction over the Property of any violation of Applicable Environmental Law with respect to the Property which requires corrective action, the cost of which would have a material adverse effect upon the value of the Property. Disclosure of any matter on Schedule 9 hereto shall not constitute any admission by Seller that such matter was material or a violation of Applicable Environmental Law. As used in this Agreement, the term "Hazardous Substance" shall mean any substance, chemical or waste that is currently listed as hazardous, toxic or dangerous under Applicable Environmental
Law. As   used   in   this  Agreement,  the  term  "Applicable
Environmental   Law"   shall   mean   the   Comprehensive
Environmental  Response, Compensation and  Liability  Act
("CERCLA"),  42  U.S.C.   9601  et  seq.;  the   Resource
Conservation  and  Recovery  Act  ("RCRA"),   42   U.S.C. 6901,
et seq.; the Water Pollution Control Act, 33 U.S.C.
1251  et  seq.; the Clean Air Act, 42 U.S.C.   7401  et
seq.;  and  the Toxic Substances Control Act,  15  U.S.C. 2601
et  seq.; as the foregoing have been  amended  from time  to time to the date of this Agreement; and any similar state and local laws and ordinances and the regulations implementing such statutes in effect on the date hereof imposing liability or establishing standards of conduct for environmental protection.
     (g) There is now, fully paid and in force, adequate fire and casualty insurance with extended coverage on the Land and Buildings and the Seller will continue to maintain such coverage until Closing Date.
     (h) The Rent Roll contains, in all material respects, a true, correct and complete list of all leases and tenancy agreements affecting any portion of the Property and all amendments, extensions and modifications thereto, showing the name of each Tenant, its space number and approximate square footage, the date of each such lease and any amendment thereto, the minimum rent, additional rent and percentage rent due under each such lease, the options relating to such lease, and the other information set forth in the Rent Roll. To the best of the Seller's knowledge, information and belief, and except as disclosed in the Tenant Estoppel Certificates or any estoppel certificate given by the Seller to the Purchaser, the Tenant Leases are in full force and effect.
     (i) To the best of Seller's knowledge, there are no leasing commissions or fees payable by Seller with respect to the Leases, as to the current Lease terms or any renewal or extension options therein, in effect as of the date hereof which are due after the Closing Date.
     (j) To the best of Seller's knowledge, Seller has not received notice from any governmental authority indicating that the Property is not in full compliance with any federal, state or local law, ordinance, rule, regulation or order (collectively, "Laws").
     (k)   To the best of Seller's knowledge, Seller  has not
received   notice  from  any  third  party   vendee
indicating that Seller is not in compliance with any Contract in connection with the Property.
               Survival of Representations.
     The representations and warranties of the Seller set forth in this Section 6 (i) shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date), and
(ii) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of one (1) year following the Closing Date and then shall expire, and no action or claim based thereon shall be commenced after such period.
               Discovery of Untrue Representation.
     If, at or prior to the Closing, (i) the Purchaser shall become aware that any of the representations or
warranties   made  herein  by  the  Seller   is   untrue,
inaccurate or incorrect in any material respect and shall give the Seller notice thereof at or prior to the Closing, or
(ii) the Seller shall notify the Purchaser that a representation or warranty made herein by the Seller is untrue, inaccurate or incorrect, then the Seller may, in its sole discretion, elect by notice to the Purchaser to adjourn the Closing one or more times for up to forty-five (45) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such representation or warranty is not cured or corrected by the Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), then the Purchaser, as its sole remedy for such inability of Seller, shall elect either (i) to waive such
misrepresentations or  breaches of      warranties   and
consummate   the    transactions
contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by
notice  given to Seller  pursuant       to  the
provisions  of  Section 14.1.  In the event  the       Closing
occurs,    the Purchaser   hereby   expressly
waives,
relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against the Seller for damages that the  Purchaser
may       incur,  or  to  rescind  this  Agreement  and     the
transactions contemplated hereby, as the result of any of the Seller's representations or warranties being untrue, inaccurate or incorrect if the Purchaser knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and the Purchaser nevertheless closes title hereunder.
               Limited Nature of Representations.
     The  Purchaser acknowledges that neither the  Seller nor
any of the Seller's Affiliates, nor any of their agents or representatives, nor Broker has made any representations or
held  out  any  inducements        to  the
Purchaser other than those specifically set forth in this Section 6 and Section 11. The Purchaser acknowledges that the Seller, pursuant to the terms of this Agreement, has afforded the Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property and all Property Information. The Purchaser acknowledges and agrees that (i) the Property Information delivered or made available to the Purchaser and the Purchaser's Representatives by the Seller or the Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may
not       be  the
work  product  of the Seller and/or any of  the  Seller's
Affiliates;  (ii)  neither the  Seller  nor  any       of  the
Seller's  Affiliates   has   made    any      independent
investigation  or verification of, or has  any  knowledge of, the  accuracy  or  completeness  of,  the  Property
Information prepared or provided by such third parties; (iii) the Purchaser is relying solely on its own
investigations,  examinations  and  inspections  of    the
Property and those of the Purchaser's Representatives and is not relying in any way on the Property Information furnished by
the  Seller  or  any  of  the      Seller's
Affiliates, or any of their agents or representatives, except to the extent of the Seller's representations and warranties
contained  in this Agreement;  and  (iv)  the Seller   expressly
disclaims  any  representations   or warranties  with respect to
the accuracy or completeness of the Property Information prepared or provided by such third parties, and the Purchaser
releases the Seller  and the       Seller's  Affiliates,   and
their     agents    and
representatives, from any and all liability with       respect
to such Property Information prepared by such third parties. The Purchaser or anyone claiming by, through or under
the   Purchaser,  hereby  fully  and  irrevocably
releases the Seller and the Seller's Affiliates from  any and all claims that it may now have or hereafter acquire
against any of the Seller or the Seller's Affiliates for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to the presence of environmentally hazardous, toxic or
dangerous substances, or  any  other conditions   (whether
patent,  latent   or   otherwise) affecting  the  Property,
except for claims against the Seller based upon any obligations and liabilities of the Seller expressly provided in this Agreement.
     The  provisions  of  this Section  6  shall  survive  the
Closing.
Representations and Warranties of the Purchaser.
     The  Purchaser represents and warrants to the  Seller  as
follows:
               (a)  The  Purchaser  is a duly formed  and
validly
existing corporation organized under the laws of the Commonwealth of Massachusetts.
          (b) The Purchaser has the full, legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by
it pursuant to this Agreement (collectively, the   "Purchaser's
Documents"),   to   consummate     the
transactions  contemplated hereby,  and  to  perform  its
obligations   hereunder   and   under   the   Purchaser's
Documents.
          (c) This Agreement and the Purchaser's Documents do not and will not contravene any provision of the Articles of
Organization  or  By-Laws  of  the  Purchaser,    any
judgment,  order,  decree,  writ  or  injunction   issued against
the  Purchaser,  or to  the  Purchaser's  actual knowledge  any
provision of any Laws applicable  to  the Purchaser.    The
consummation  of   the   transactions contemplated  hereby  will
not result in a breach or constitute a default or event of default by the Purchaser under any agreement to which the Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Purchaser.
               (d)  To the Purchaser's actual knowledge there
are
no pending actions, suits, proceedings or investigations to which the Purchaser is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.
     The representations and warranties of the Purchaser set forth in this Section 7 and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date) and shall survive the Closing for a period of one (1) year.
Documents to be Delivered by the Seller at Closing.
     At the Closing, the Seller shall execute, acknowledge and/or deliver, as applicable, the following to the Purchaser:
          (a) A quitclaim deed or its equivalent (the "Deed") conveying title to the Property in the form of Exhibit D annexed hereto and made a part hereof.

     (b) The Assignment and Assumption of Leases and Security Deposits in the form of Exhibit E annexed hereto and made a part hereof assigning without warranty or representation all of the Seller's right, title and interest, if any, in and to the Leases (including the Antennae Lease) in effect on the Closing Date, all guarantees thereof and the security deposits thereunder, if any (the "Lease Assignment"). Any tenant security deposits as stated in the applicable Leases, to the extent not previously utilized by Seller and disclosed to the Purchaser in writing, and prepaid rents are to be paid or credited to Purchaser at closing.
     (c) The Assignment and Assumption of Contracts and Licenses in the form of Exhibit F annexed hereto and made a part hereof (the "Contract and License Assignment") assigning without warranty or representation all of the Seller's right, title and interest, if any, in and to (i) all of the assignable licenses, permits, certificates, approvals,
authorizations and variances  issued  for  or with   respect   to
the Property by any governmental authority (collectively, the "Licenses"), and (ii) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts relating to the
operation  of the   Property   (collectively,  the   "Contracts")
not
terminated by Seller pursuant to the terms of this Agreement and excluding any Contracts which the Purchaser has validly objected to pursuant to Section 4.2(e) hereof.
     (d) The Assignment and Assumption of Intangible Property in the form of Exhibit G annexed hereto and made part hereof assigning without warranty or representation all of the Seller's right, title and interest, if any, in and to all intangible property owned by the Seller with respect to the operation of the Property listed on Schedule 10 annexed hereto and made a part hereof, including, without limitation, the trade name "Framingham Corporate Center" (the "Intangible
Property Assignment") (the   Lease   Assignment,  the  Contract
and   License Assignment  and  the Intangible Property
Assignment  are herein   referred  to  collectively  as  the
"A   &   A
Agreements").
     (e) To the extent in the Seller's or its agents', property managers' or affiliates' possession, executed counterparts of all Leases and New Leases and any
amendments,  guarantees  and  other  documents   relating
thereto, together with a schedule of all tenant security deposits thereunder and the accrued interest on such security deposits payable to tenants which are in the possession of or received by the Seller.
     (f) A bill of sale in the form of Exhibit H annexed hereto and made a part hereof (the "Bill of Sale") conveying, transferring and selling to the Purchaser without warranty or representation all right, title and interest of the Seller in and to all Personal Property. It is agreed that if the value of such property does not exceed $10,000, that the Seller shall prepare any required sales tax return (the "Sales Tax Return"), that such return shall be executed by the Purchaser and delivered to the Seller at the Closing, that the Seller shall file such return and that the Purchaser shall pay the sales tax due thereon in accordance with Section 9(c).
     (g)  Original  Executed  Notices  to  each  of  the
tenants of the Property in the form of Exhibit I annexed hereto and made a part hereof advising the tenants of the sale of the Property to the Purchaser and directing that rents and other payments thereafter be sent to the Purchaser or as the Purchaser may direct.
     (h)  A  certificate  of a general  partner  of  the
Seller   that   the  Seller  has  taken   all   necessary
partnership action to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.
     (i)  Executed originals of all Estoppel Certificates
required  by   Section  4.3  and  any   other   Estoppel
Certificates, received by the Seller from tenants prior to the Closing Date and not previously delivered to the Purchaser.
     (j)  To  the extent in the Seller's or its agents',
property managers' or affiliates' possession and not already located at the Property, keys to all entrance doors to, and equipment and utility rooms located in, the Property.
     (k)  To  the extent in the Seller's or its agents',
property managers' or affiliates' possession and not already located at the Property, all Licenses.
     (l)  To  the extent in the Seller's or its agents',
property managers' or affiliates' possession, executed counterparts of all Contracts and all warranties in connection therewith which are in effect on the Closing Date and which are assigned by the Seller.
     (m)  To  the extent in the Seller's possession  and
not located at the Building, plans and specifications  of the
Buildings.
     (n)  The  Transfer Tax Payments together  with  the
Transfer Tax Returns, if any.
     (o) A "FIRPTA" affidavit sworn to by the Seller in the form of Exhibit K annexed hereto and made a part hereof. The Purchaser acknowledges and agrees that upon the Seller's delivery of such affidavit, the Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of
the Internal Revenue Code  of 1986,   as   amended,  and  the
regulations  promulgated thereunder.
     (p)  The  Seller's affidavit required by the  Title
Company.
     (q)  A  good  standing certificate for  the  Seller
issued   by   the   Secretary  of  the  Commonwealth   of
Massachusetts.
     (r)  Certified and updated Rent Roll.
     (s) All other documents the Seller is required to deliver pursuant to the provisions of this Agreement.

          Documents to be Delivered by the Purchaser at Closing. At the Closing, the Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to the Seller:
               (a)   The cash portion of the Purchase Price
payable at          the  Closing  pursuant  to  Section  2,
subject  to
apportionments, credits and adjustments  as  provided  in this
Agreement.
                    (b)  The Bill of Sale.
               (c)   The  Sales  Tax Return, if required,
together with a good, unendorsed certified or official bank check drawn on or by a Clearing House Bank payable to the order of the appropriate collection officer in the amount of the sales tax due thereon.
               (d)   If  the Purchaser is a corporation, (i)
copies of  the  certificate of incorporation and by-laws of  the
Purchaser  and  of  the  resolutions  of  the  board   of
directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of the Purchaser; (ii) a good standing certificate issued by the state of incorporation of the Purchaser, dated within thirty (30) days of the Closing Date;
(iii) a qualification to do business certificate issued by the Commonwealth of Massachusetts, dated within thirty (30) days
of the Closing Date;  (iv) an      incumbency  and  (v)
certificate  executed  by  the
Assistant Clerk of Cornerstone Real Estate Advisers, Inc. as agent for the Purchaser with respect to those officers of the Purchaser executing any documents or instruments in connection with the transactions contemplated herein.
                    (e)  The A & A Agreements.
               (f)   All  other documents the Purchaser is
required to deliver pursuant to the provisions of this Agreement.
          Operation of the Property prior to the Closing Date. Between the date hereof and the Closing Date, the Seller shall  have the right to continue to operate and maintain  the
Property.
                         New Leases.
                    Except as hereinafter provided in this
Section   10.1,
the Seller may modify, extend, renew, cancel or permit the expiration of any Lease or enter into any proposed Lease of all or any portion of the Property without the Purchaser's consent; provided, however, that such Lease is on Seller's standard form with such changes as Seller deems appropriate in
the exercise  of  its  reasonable discretion.   After the
expiration of the Due Diligence Period, the Seller shall not modify, extend, renew or cancel (subject to Section 10.2) any Lease or enter into any proposed Lease of all or any portion of the Property without the Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld and shall be given or denied, with the reasons for any such denial, within five (5) days after receipt by the
Purchaser   of   the  Seller's  notice   requesting    the
Purchaser's consent to the proposed action relating to such existing or proposed Lease. If the Purchaser fails to reply to the Seller's request for consent in a notice given within such period or if the Purchaser expressly denies its consent but fails to provide the Seller with the reasons for such denial, the Purchaser's consent shall be deemed to have been
granted.   Seller  shall provide  to Purchaser a copy of any New
Lease (as defined below) entered into during the Due Diligence
Period.
               New Lease Expenses.
     If after the date of this Agreement the Seller enters into any Leases, or if there is any extension or renewal of any Leases, whether or not such Leases provide for their extension or renewal, or any expansion or modification of any Leases (each, a "New Lease"), the Seller shall keep accurate records of
all expenses (collectively, "New Lease Expenses") incurred   in
connection  with  each   New   Lease, including,  without
limitation, the following:    (i)
brokerage commissions and fees relating to such leasing transaction, (ii) expenses incurred for repairs,
improvements,    equipment,    painting, decorating, partitioning
and other items to  satisfy the   tenant's  requirements  with
regard to such leasing transaction, (iii) reimbursements to the tenant for the cost of any of the items described in the preceding clause (ii), (iv) reasonable legal fees for services
in connection with the preparation of   documents  and  other
services   rendered      in
connection  with  the effectuation  of  the  leasing transaction,
(v) rent concessions relating to the demised space provided the tenant has the right to take possession of such demised space during the period of such rent concessions, and (vi)
expenses incurred   for   the   purpose  of   satisfying
or
terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the
     Property).
Allocation of New Lease Expenses.
     The  New  Lease  Expenses for  each  New  Lease allocable
to and payable by the Seller shall be determined by multiplying the amount of such New Lease Expenses by a fraction, the numerator of which shall be the number of days contained in that portion, if any, of the term of such New
Lease commencing   on  the  date  on  which   the   tenant
thereunder shall have commenced to pay fixed rent ("Rent Commencement Date") and expiring on the date immediately preceding the Closing Date, and the denominator of which shall be the total number of days contained in the period commencing on the Rent Commencement Date and expiring on the date  of  the scheduled expiration of the term of such New
Lease, without provision for any optional extensions or renewals, and the remaining balance of the New Lease Expenses for each New Lease shall be allocable to and payable by the Purchaser by addition to the Purchase Price. At the Closing, the Purchaser shall reimburse the Seller for all New Lease Expenses theretofore paid by the Seller, if any, in excess of
the  portion of the New Lease Expenses allocated  to the   Seller
pursuant to the provisions of the preceding sentence. For purposes of this Section 10.1.2, the Rent Commencement Date under a renewal, extension, expansion or modification of a Lease shall be deemed to be (i) in the case of a renewal or extension (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the first date during such renewal or extension period after the originally scheduled expiration of the term of such Lease on which the tenant under such Lease commences to pay fixed rent,
(ii) in the case of an expansion (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the date on which the tenant under such Lease commences to pay fixed rent for the additional space, and (iii) in the case of a modification not also involving a renewal, extension or expansion of such Lease, the effective date of such modification agreement. The provisions of this Section 10.1.2 shall survive the Closing.
          Termination of Existing Leases.
     Notwithstanding  anything to the contrary  contained in
this Agreement, the Seller reserves the right, but is not obligated, to institute summary proceedings against any tenant or terminate any Lease as a result of a default by the tenant thereunder prior to  the  Closing Date,  provided  that,
after the expiration  of  the  Due Diligence   Period,   the
Seller   first   obtains   the Purchaser's consent.  The Seller
makes no representations and assumes no responsibility with respect to (i) the continued occupancy of the Property or any part thereof by any tenant and (ii) the fulfillment by any tenant of its obligations under any Lease. Further, the Purchaser agrees that it shall not be grounds for the Purchaser's refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease pursuant to any economic or non-economic terms of its Lease on the Closing Date and the Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.
          Contracts.
     Except as hereinafter provided in this Section 10.3, the Seller may cancel, modify, extend, renew or permit the expiration of Contracts or enter into any new Contract
without the Purchaser's prior  consent.   After the  expiration
of the Due Diligence Period, the Seller shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder or if Purchaser has given notice
pursuant to  Section          4.2(e)
that a Contract is unacceptable) any Contracts, or enter into any new Contract without the Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld or delayed, and if withheld, the Purchaser shall promptly give the Seller a notice stating the reasons therefor. If the Purchaser fails to reply within five (5) days to the Seller's request for consent in a notice given pursuant to this
Section 10.3 or if the Purchaser expressly denies its consent but fails to provide the Seller with the reasons for such denial, the Purchaser's consent shall be deemed to have been granted. Seller shall provide to Purchaser copies of any Contracts
     entered   into  during  the  Due  Diligence  Period,
in
     connection with the Property.
          Broker.
     The Purchaser and the Seller represent and warrant to each other that Fallon, Hines & O'Connor, Inc. (the "Broker") is the sole broker with whom they have dealt in connection with the Property and the transactions described herein. The Seller shall be liable for, and shall indemnify the Purchaser against, all brokerage commissions or other compensation due to the Broker arising out of the transaction contemplated in this Agreement, which compensation shall be paid subject and pursuant to a separate agreement between the Seller and the Broker.
Each  party hereto agrees to indemnify,  defend  and
hold  the other harmless from and against any and all  claims,
causes   of  action,  losses,  costs,  expenses,  damages
or
liabilities,   including  reasonable   attorneys'   fees    and
disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, except (in the case of the Purchaser as indemnitor hereunder) the Broker, for fees, commissions or other
compensation   arising   out   of   the   transactions
contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party. The obligations and representations and warranties contained in this Section 11 shall survive the termination of this Agreement and the Closing.
          Casualty; Condemnation.
                    Damage or Destruction.
          If a "material" part (as hereinafter defined) of the Property is damaged or destroyed by fire or other casualty, the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten
(10) days after receipt of the Seller's notice; provided, however, that the Purchaser's election shall be ineffective if within ten (10) days after the Seller's receipt of the Purchaser's election notice, (i) the Seller shall elect by notice to the Purchaser to repair such damage or destruction and shall thereafter complete such repair within 90 days after the then scheduled Closing Date at the time of the Purchaser's election, and (ii) no tenant(s) aggregating more than 8,000 square feet have exercised, or have the right to exercise, any right to terminate its Lease by reason of such damage, destruction or other casualty. If the Seller makes such election to repair, the Seller shall have the right to adjourn the Closing Date one or more times for up to 90 days in the aggregate in order to complete such repairs and shall have the right to retain all insurance proceeds which the Seller may be entitled to receive as a result of such damage or destruction. If (i) the Purchaser does not elect to terminate this Agreement as to the damaged Property, (ii) the Purchaser elects to terminate this Agreement as to the damaged Property but such election is ineffective because the Seller elects to repair such damage and completes such repair within such 90-day period provided above, or (iii) there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not
"material", as such term is hereinafter defined) of the Property, the Purchaser shall close title as provided in this Agreement and, at the Closing, the Seller shall, unless the Seller has repaired such damage or destruction prior to the Closing, (x) pay over to the Purchaser the deductible and the proceeds of any insurance collected by the Seller less the amount of all costs incurred by the Seller in connection with the repair of such damage or destruction, and (y) assign and transfer to the Purchaser all right, title and interest of the Seller in and to any uncollected insurance proceeds which the Seller may be entitled to receive from such damage or destruction, provided that any such casualty insurance settlement shall have been approved by the Purchaser, such approval not to be unreasonably withheld or delayed. A "material" part of the Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement shall be five percent (5%) or more of the Purchase Price.
               Condemnation.
          If,   prior  to  the  Closing  Date,  all   or    any
"significant" portion (as hereinafter defined) of the Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days
after  receipt  of  the Seller's  notice.   If the Purchaser does
not  elect  to terminate   this  Agreement,  or  if  an
"insignificant" portion ("insignificant" is herein deemed to be any taking which is not "significant", as such term is herein defined) of the Property is taken by eminent domain or condemnation, at the Closing the Seller shall assign and turnover, and the Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "significant" portion of the Property means (i) 10% or more of the building on the Land, (ii) a portion of the parking areas if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required, or (iii) a legally required driveway on the Land if such driveway is the predominant means of ingress thereto or egress therefrom.
               Termination.
          If   the   Purchaser  effectively  terminates   this
Agreement   pursuant  to  Section  12.1  or  12.2,   this
Agreement shall be terminated and the rights of the parties shall be the same as if notice of termination were given pursuant to Section 14.1.
     Conditions Precedent to Closing.
                    Conditions   Precedent   to   the
Purchaser's Obligations to Perform.
               The Purchaser's obligation under this Agreement to
purchase the Property is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Seller contained herein shall be materially true, accurate and correct as of the Closing Date except to the
extent they relate only to an earlier date;   (ii)  no  condition
shall have first occurred subsequent to the expiration of the Due Diligence Period which, if it had occurred prior thereto, would have permitted the Purchaser to give a valid Purchaser's Termination Notice; (iii) the Seller shall be ready, willing and able to deliver title to the Property in accordance with
the  terms  and  conditions   of   this Agreement;   (iv)   any
conditions  precedent    to   the
Purchaser's obligation to purchase the Property which is validly listed in the Purchaser's Termination Notice as being unsatisfied has been satisfied; (v) Purchaser shall have obtained an Owner's Policy of Title Insurance on an ALTA Standard form from the Title Company insuring Purchaser's right, title and interest in the Property in the amount of the Purchase
Price and excepting no encumbrances other than Permitted Encumbrances; (vi) Purchaser shall have received the original executed Estoppel Certificates; and (vii) the Seller shall have delivered all the documents and other items required pursuant to Section 8, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.
                    Conditions  Precedent to the Seller's
Obligations to Perform.
               The  Seller's obligation under this  Agreement  to
sell the Property to the Purchaser is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date; (ii) the Purchaser shall have delivered the funds required hereunder and all the documents to be executed by the Purchaser set forth in Section 9 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing; (iii) all consents and approvals of governmental authorities and parties to agreements to which the Purchaser is a party or by which the
Purchaser's  assets are   bound  that  are  required  with
respect  to    the
consummation of the transactions contemplated by this Agreement shall have been obtained and copies thereof shall have been delivered to the Seller at or prior to the Closing; and (iv) the additional matters set forth in Schedule 11 annexed hereto and made a part hereof shall have occurred or been delivered to the Seller, as applicable, at or prior to the Closing.
Remedies Upon Failure to Satisfy Conditions.
               In  the  event  that  any condition  contained  in
Sections  13.1  or  13.2  is  not  satisfied,  the  party
entitled to the satisfaction of such condition as a condition to its obligation to close title shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement or (ii) proceed as provided in Section 14 hereof.
     Remedies.
               Seller's Inability to Perform.
     If the Closing fails to occur by reason of the Seller's inability to perform its obligations under this Agreement which has not been waived pursuant to Section 13.3, then the Purchaser, as its sole remedy for such inability of the Seller, may terminate this Agreement by notice to the
Seller.   If  the  Purchaser  elects  to terminate  this
Agreement, then this Agreement  shall  be terminated  and
neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein (collectively, the "Surviving Obligations"), and except that the Purchaser shall be entitled to a return of the Deposit provided the Purchaser is not otherwise in default hereunder. Except as set forth in this Section 14.1, the Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of the Seller's inability to perform its obligations hereunder. Notwithstanding anything to the contrary herein, if the Seller's inability to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser or any of the Purchaser's Representatives, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section 14.1 or elsewhere in this Agreement.
          Purchaser's Failure to Perform.
     In the event of a default hereunder by the Purchaser or if the Closing fails to occur by reason of the Purchaser's failure or refusal to perform its obligations hereunder, then, if the Seller is not then in default on its obligations hereunder, the Seller may terminate this Agreement by notice to the
Purchaser.   If  the  Seller elects  to  terminate this
Agreement, then this Agreement shall be terminated and the Seller may retain the Deposit as liquidated damages for all loss, damage and expenses suffered by the Seller, it being agreed that the Seller's damages are impossible to ascertain, and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations. Nothing contained herein shall limit or restrict the Seller's ability to pursue any rights or remedies it may have against the
Purchaser  with respect  to  the  Surviving Obligations.   Except
as set forth in this  Section  14.2 and   the   Surviving
Obligations,  the  Seller   hereby expressly  waives,
relinquishes and releases any other right or remedy available to them at law, in equity or otherwise by reason of the Purchaser's default hereunder or the Purchaser's failure or refusal to perform its obligations hereunder. Notwithstanding anything to the contrary herein, if the Purchaser's default or the Purchaser's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Seller or any of the Seller's Affiliates, the Seller shall not be relieved of its obligations under this Agreement and the Seller shall not be entitled to any right or remedy provided in this Section
14.2 or elsewhere in this Agreement.
          Seller's Failure to Perform.
     If the Closing fails to occur by reason of the Seller's failure or refusal to perform its obligations hereunder which has not been waived by the Purchaser, then,  if  the  Purchaser is not then in default  on  its
obligations hereunder, the Purchaser, as its sole      remedy
hereunder, may (i) terminate this Agreement by notice to the Seller and the Deposit shall promptly be returned to Purchaser, or (ii) seek specific performance from the Seller. As a condition precedent to the Purchaser exercising any right it may have to bring an action for specific performance as the result of the Seller's failure
or   refusal  to  perform   their   obligations
     hereunder,  the  Purchaser must commence such  an
action
within ninety (90) days after the occurrence of such default. The Purchaser agrees that its failure to timely
commence  such an action for specific performance      within
such  ninety (90) day period shall be deemed a waiver  by it   of
its   right   to  commence  such   an        action.
Notwithstanding anything to the contrary herein, if the Seller's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to
act  by,  the  Purchaser  or  any  of   the
Purchaser's Representatives, the Purchaser shall not be relieved of its obligations under this Agreement and
Purchaser  shall not be entitled to any right  or      remedy
provided  in  this  Section 14.3  or  elsewhere  in  this
Agreement.
          Escrow.
     The  Escrow  Agent  shall  hold  the  Downpayment      in
an
interest-bearing  account  in  accordance  with   the
Escrow
Agreement (as hereinafter defined) (the Downpayment and all interest thereon, collectively, the "Deposit") in escrow and shall dispose of the Deposit only in accordance with the provisions of that certain Escrow Agreement of even date herewith by and among the Escrow Agent, the Purchaser and the Seller relating to the Property (the "Escrow Agreement") in the form of Exhibit L hereto. Simultaneously with their execution and delivery of this Agreement, the Purchaser and the Seller shall furnish the Escrow Agent with their true
Federal  Taxpayer Identification Numbers so  that  the
Escrow
Agent may file appropriate income tax information returns with respect to any interest earned on or credited to the Deposit. The party entitled to the economic benefit of the Deposit representing interest earned on the Downpayment shall be the party responsible for the payment of any tax due thereon.
     The provisions of the Escrow Agreement shall survive the termination of this Agreement and the Closing.
          Notices.
     All notices, elections, consents, approvals, demands, objections, requests or other communications which the
Seller
or the Purchaser may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and (i) delivered by hand to the addresses set forth below, or
(ii) (a) sent by express mail or courier (for next business day delivery), or (b) sent by certified or registered mail, return receipt requested with proper postage prepaid, or (c) by telecopy, addressed as follows:
     If to the Seller:
     Framingham Corporate Center Limited Partnership
     c/o Dean Witter Realty Inc.
     Two World Trade Center
     64th Floor
     New York, NY 10048
     Ronald J. DiPietro
Telecopy No.: 212-392-3123
               with copies to:
Vincent M. Sacchetti, Esq.
     Bingham Dana LLP
     150 Federal Street
     Boston, Massachusetts 02110
     If to the Purchaser:
c/o Cornerstone Real Estate Advisers, Inc. One Financial Plaza, Suite 1700 Hartford, Connecticut 06103-2604 Attention: Michael E. Zimmitti
     Telecopy No.: 860-509-2223
               with a copy to:
c/o Cornerstone Real Estate Advisers, Inc. One Financial Plaza, Suite 1700 Hartford, Connecticut 06103-2604 Attention: C.J. Karbowicz, Esq.
     Telecopy No.: 860-509-2223
     The   Seller  or  the  Purchaser  may  designate  another
addressee  or  change  its  address  for  notices  and   other
communications hereunder by a notice given to the other parties in the manner provided in this Section 16. A notice or other communication sent in compliance with the provisions of this Section 16 shall be deemed given and received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above (or to such other address as such party has designated as provided above), (ii) if sent by express mail or overnight courier, on the date it is delivered to the other party, or (iii) if sent by registered or certified mail, on the third business day following the day such mailing is made or (iv) if sent by telecopy, upon confirmation of sending.
          Property Information and Confidentiality.
     The  Purchaser  agrees that, prior to  the  Closing,  all
Property Information shall be kept strictly confidential and shall not, without the prior consent of the Seller, be disclosed by the Purchaser or the Purchaser's Representatives, in any manner whatsoever, in whole or in part, and will not be used by the Purchaser or the Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Property. Moreover, the Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to the  Purchaser's Representatives (i) who need to know  the
Property  Information  for  the  purpose  of  evaluating    the
Property,  and  who  are  informed by  the  Purchaser  of  the confidential nature of the Property Information, (ii) who agree to be bound by the terms of this Section 17 and Section
6.3 and (iii) who have executed and delivered to the Seller the letter regarding use of the Property Information in the form of Exhibit M hereto. The provisions of this Section 17 shall in no event apply to Property Information which is a matter of public record and shall not prevent the Purchaser from complying with Laws, including, without limitation,
governmental   regulatory,  disclosure,  tax   and     reporting
requirements.
               Press Releases.
     The Purchaser and Seller, for the benefit of each other, hereby agree that between the date hereof and the Closing Date,
they will not release or cause or permit to be    released  any
press  notices,  publicity  (oral  or
     written)  or  advertising  promotion  relating         to,
or
otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the
substance  or  any  relevant details    of  the  transactions
contemplated   in   this
Agreement   with  any  of  its  attorneys,   accountants,
professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.
               Return of Property Information.
     In  the  event  this  Agreement is  terminated,  the
Purchaser  and  the  Purchaser's  Representatives   shall
promptly deliver to the Seller all originals and copies of the Property Information in the possession of the Purchaser and the Purchaser's Representatives (all such documents having been listed on a certain Property Information Schedule which was included with the delivery from Seller to Purchaser of all
such Property Information documents    during    the   Due
Diligence      Period).
     Notwithstanding   anything  contained   herein         to
the
contrary, in no event shall the Purchaser be entitled to receive a return of the Downpayment or the accrued interest thereon, if any, if and when otherwise entitled thereto pursuant to this Agreement until such time as the Purchaser and the Purchaser's Representatives shall have performed the obligations contained in the preceding sentence.
               Property Information Defined.
     As used in this Agreement, the term "Property Information" shall mean (i) all information and documents in any
way  relating  to  the Property,  the  operation thereof    or
the   sale  thereof  (including,   without
limitation, Leases, Contracts and Licenses) furnished to, or
otherwise made available for review by, the Purchaser or    its
directors,  officers,  employees,  affiliates,
partners,   brokers,  agents  or  other  representatives,
including,  without  limitation, attorneys,  accountants,
contractors,   consultants,   engineers   and     financial
     advisors             (collectively,      the
"Purchaser's
Representatives"), by the Seller or any of  the  Seller's
Affiliates,   or   their   agents   or   representatives,
including,   without   limitation,   their   contractors,
engineers,  attorneys, accountants, consultants,  brokers or
advisors,   and   (ii)  all  third-party     analyses,
compilations, data, studies, reports or other information or documents obtained by the Purchaser or the Purchaser's Representatives containing or based, in whole or in part,
     on   the  information  or  documents  described  in    the
preceding clause (i), or third-party Investigations, or otherwise reflecting their review or investigation of the Property.
                    Remedies.
          In addition to any other remedies available to the Seller, the Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the Purchaser or the Purchaser's Representatives in order to enforce the provisions of this
Section 17 and 6.3.
     The provisions of this Section 17 shall survive the termination of this Agreement and the Closing.
          Access to Records.
     For a period of three (3) years subsequent to the Closing Date, the Seller, the Seller's Affiliates and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to the Purchaser by the Seller at the Closing for tax and audit
purposes,   regulatory   compliance,  and   cooperation   with
governmental investigations upon reasonable prior notice to the Purchaser, and shall have the right, at their sole cost and  expense,  to  make  copies of such documents,  books  and records.
          Assignments.
     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted
assigns.   This Agreement may not be assigned by the Purchaser
without the prior written consent of the Seller and any assignment or attempted assignment by the Purchaser without such prior written consent shall constitute a default by the
Purchaser  hereunder  and shall be null  and  void.   However,
Purchaser may assign this Agreement as of right to Cornerstone Suburban Office, L.P.
          Entire Agreement, Amendments.
     All prior statements, understandings, representations and
agreements   between  the  parties,  oral  or   written,    are
superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in
connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the Seller or the party drafting this Agreement. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval
required  pursuant  to  this  Agreement  shall         be
effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.
          Merger.
     Except  as  otherwise  expressly  provided  herein,    the
Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of the Seller hereunder and all of the
Seller's  representations,  warranties,  covenants     and
agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.
               Limited Recourse.
          The Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of the Seller, including, without limitation, Dean Witter Realty Inc. and the parent and affiliates of Dean Witter Realty Inc. (collectively, the "Seller's Affiliates"), arising out of or in
connection  with  this  Agreement  or  the   transactions
contemplated hereby, provided, however, that if the Closing occurs, Dean Witter Realty Income Partnership II, L.P. shall not be included within the above-defined Seller's Affiliates. The Purchaser agrees to look solely to the Seller and the Seller's assets directly attributable to the Building for the satisfaction of the Seller's liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of the Seller contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The total liability of the Seller hereunder shall in no event exceed Four Hundred Thousand and 00/100 Dollars ($400,000.00), except for any claims arising out of the fraud or deceit of Seller, provided that such limitation on liability shall not be deemed to affect the proviso in the first sentence of this Section 22.
               Miscellaneous.
          Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default. Each of the Exhibits
and Schedules   referred   to  herein  and  attached   hereto
is
incorporated herein by this reference. The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of laws.
               Time of the Essence.
Time is of the essence with respect to this Agreement, including but not limited to the occurrence of the Closing as of the originally scheduled date.
               IRS Form 1099-S Designation.
                    In   order   to  comply  with  information
reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder,
the   parties  agree  (i)  to  execute  an  IRS  Form   1099-S
Designation Agreement in the form attached hereto as Exhibit N at or prior to the Closing to designate the Title Company as the
party  who  shall  be  responsible  for  reporting   the
contemplated sale of the Property to the Internal Revenue Service (the "IRS") on IRS Form 1099-S; (ii) to provide the Title Company with the information necessary to complete Form 1099-S; (iii) that the Title Company shall not be liable for
the   actions  taken  under  this  Section  25,  or  for   the
consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Title Company; and (iv) that the Title Company shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken under this Section 25, except as they may be the result of gross negligence or willful
misconduct  on  the  part  of the Title  Company.   The  Title
Company shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.
               Attorney's Fees.
               In any event that at any time Seller or Purchaser
shall institute any action or proceeding against the other relating to this Agreement or any default hereunder, then and in that event the prevailing party in such action or proceeding shall be entitled to recover from the other party its reasonable attorneys' fees which shall be deemed to have accrued on the commencement of such action or proceeding and shall be payable whether or not such action is prosecuted to judgment.
               Counterparts.
                    This  Agreement  may be executed  by  the
parties hereto  in  separate  counterparts,  each  of  which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.
                         SELLER:
                                        FRAMINGHAM
CORPORATE CENTER LIMITED PARTNERSHIP
By:  Dean Witter Realty Income Partnership II, L.P., its
general
                                   partner
By:  Dean Witter Realty Income Properties II, Inc., its managing general partner
                                             By:
                                             Name:
                                             Title:
                              MASSACHUSETTS   MUTUAL   LIFE
     INSURANCE COMPANY:

By:
Name:
Title: